UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2023

WAVEDANCER, INC
(Exact name of registrant as specified in its charter)

Delaware	001-41092	54-1167364
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12015 Lee Jackson Memorial Highway
Suite 210
Fairfax, VA 22030
(Address of principal executive offices, including zip code)

703-383-3000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Item 2.01	Entry into a Material Definitive Agreement. Completion of Acquisition or Disposition of Assets

       On March 17, 2023, WaveDancer, Inc. (the “Company”) entered into and closed a Stock Purchase Agreement with Gray Matters Data Corp. (“GMDC”), a company newly formed by StealthPoint LLC, a San Francisco based venture fund, under which the Company sold all of the shares of its subsidiary, Gray Matters, Inc.  In exchange for this sale, the Company received shares of GMDC representing on a primary share basis, assuming the conversion of the Series A preferred referenced below, approximately a 20% interest in the purchaser once the purchaser completes its initial anticipated fund raising, cash consideration of approximately $935,000 and contingent annual payments equal to five percent (5%) of the purchaser’s GAAP based revenue through December 31, 2029 attributable to the purchaser’s blockchain-enabled digital supply chain management platform and associated technologies. The equity interest StealthPoint and other GMDC investors are receiving is in the form of Series A non-participating convertible preferred stock having a one- time liquidation preference and no cumulative dividends.  In addition, the Company and GMDC entered into a transition services agreement whereby the Company will continue to provide certain administrative services for GMI. The value of these services is estimated to be $65,000 which was paid by GMDC at closing and is not subject to adjustment. The total cash received at closing was $1,000,000. The Company also has the right to appoint a designee to GMDC’s board of directors and a right to co-invest in the anticipated Series B preferred stock financing round which Gray Matters Data Corp. intends to consummate in the future.

The Company has also been afforded the right to participate in GMDC’s prospective Series B preferred stock financing round.

The Stock Purchase Agreement contains customary representations, warranties, indemnities, and covenants.

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Stock Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.06              Material Impairment

           In connection with the Company’s audit process for the fiscal year ended December 31, 2022 and the proposed terms of the prospective transaction regarding Gray Matters, Inc., the Company’s chief financial officer concluded that a material charge is required relating to the assets of Gray Matters, Inc., consisting of goodwill, intangible assets, capitalized software costs and right of use assets.

The Company anticipates the impairment charge will approximate from $7,800,000 to $8,200,000. The Company notes that the impairment charge would have occurred irrespective of the closing of the transaction regarding Gray Matters, Inc. and would have been, and will be, reflected in its financial statements for the fiscal year ended December 31, 2022.

Item 5.02              Resignation of Director

On March 20, 2023, Linda L. Singh resigned from the board of the Company.

Item 9.01	Financial Statement and Exhibits

See the Exhibit Index below, which is incorporated by reference herein.

EXHIBIT INDEX

Exhibit No.                                                                                                             Exhibit Description

10.1                                         Stock Purchase Agreement (the “Agreement”) dated as of March 17, 2023, by and Between WaveDancer, Inc., and Gray Matters Data Corp, *
99.1                                         Press Release of WaveDancer, Inc. dated March 21, 2022
104                                          Cover Page Interactive Data File (embedded within the Inline XBRL document)

                                                *  The exhibits and schedules to this agreement have been omitted from this filing. A list of such exhibits and schedules is set forth in the agreement. The Company will provide a copy of any omitted schedule or exhibit to the Commission or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WaveDancer, Inc.
Date: March 21, 2023	By:	/s/ Timothy G. Hannon
Timothy G. Hannon
Chief Financial Officer